Exhibit 99

Arch Coal Announces Plans to Shut Down its Dal-Tex Mine

     ST. LOUIS, March 8 -- Arch Coal, Inc. (NYSE: ACI - news) announced Monday its plans to shut down its Hobet Mining subsidiary's Dal-Tex mine in Logan County, West Virginia. The decision follows the March 3, 1999, order by U.S. District Court enjoining federal and state agencies from issuing any permits for mining at the company's proposed Spruce Fork surface coal mine adjacent to the existing Dal-Tex operations. Without permits to move into the new reserves, the Dal-Tex mine, which has mined all of its currently permitted economic reserves, is being forced to shut down.

     "This is one of the most painful decisions I have ever had to make," said Steven F. Leer, President and CEO of Arch Coal, Inc. "We repeatedly pointed out that the delay in granting these permits would lead to very negative results for Dal-Tex employees, their families, the citizens of Logan County and the surrounding area, and the mine. Unfortunately, the court's order leaves us no other option than to commence the shutdown of Dal-Tex. As a practical matter, Dal-Tex probably should have begun an orderly shutdown several months ago because we had mined out virtually all of the economically recoverable reserves from the existing permitted area. However, we kept the equipment running, even while we were losing over $1 million per month, knowing that this permit met all of the detailed requirements of the federal and state regulatory agencies, and we had expected a favorable ruling."

     "I want our employees, our suppliers and those citizens of West Virginia who supported our efforts to be aware of how grateful we are for their support. We deeply regret the actions that commenced today. It is difficult to accept that the plaintiffs and the court can dismiss the personal hardships to be suffered by so many good hardworking West Virginians as 'purely temporary economic harms.' The plaintiffs are unilaterally trying to rewrite the 1977 Surface Mining Control and Reclamation Act and change the manner in which it has been interpreted by federal and state regulatory agencies over the past 22 years. We feel it is truly incredible that a mining process that has been practiced successfully in West Virginia since 1977 without any indication of negative long-term environmental impact has suddenly been deemed unfit for continuation."

     "Arch Coal will aggressively pursue all available legal options to reverse the court's decision and obtain the necessary permits for the development of the Spruce Fork mine," Leer continued. "Realistically, however, the time required for this process will mean that the development of Spruce Fork will likely be delayed for several years, and any future decision concerning the commencement of mining at the site will be influenced by market conditions at that time. Furthermore, any coal company -- Arch included -- will have to think long and hard before investing additional capital in such an uncertain environment."

     In total, nearly 300 direct mining jobs will likely be eliminated at Dal-Tex in the next four months. The company reported that 30 miners were laid off today, and that approximately 200 additional miners at the company's surface mine and coal preparation plant would lose their jobs in mid-July. In addition, the roughly 50 employees at Dal-Tex's Adkins Fork deep mine will likely lose their jobs in mid-July as well. As with many other deep mines in the state, Adkins Fork provides coal for blending with lower-cost surface mine production and is simply not economic long-term as a stand-alone operation. By early August 1999 the only miners likely to remain employed at Dal-Tex will be approximately 50 personnel needed for mine reclamation.

     But Arch Coal and the employees at Dal-Tex are not the only ones who have been harmed by the plaintiffs' actions and the court's decision. In 1998, the Dal-Tex complex paid nearly $48 million to West Virginia businesses for a wide range of materials and services. With the Dal-Tex complex idled, many of these businesses may be forced to reduce their work forces and some may even shut down. In addition, state tax revenues will be reduced which could lead to
reduced  services  or  higher  taxes  for  other  West  Virginia   citizens  and
businesses. Last year, $6.2 million in taxes directly attributable to the Dal-Tex operation were paid to the state of West Virginia. (That total does not include personal income taxes paid by Dal-Tex employees.) It's also important to note that economists believe that five to eight indirect jobs are created by every direct mining job, which means that the actions of the plaintiffs and the court will likely have repercussions far beyond the nearly 300 direct jobs that will be eliminated at Dal-Tex.

     Arch's decision to begin layoffs dictates that it also redeploy its equipment. One of the large Dal-Tex shovels and its associated trucks and support equipment will likely be shipped to Arch's Black Thunder mine near Gillette, Wyoming. The second shovel and its associated trucks and other support equipment, will be moved to another of Arch's West Virginia surface mines. Arch officials further indicated that they are evaluating the possibility of disassembling the Marion 8200 dragline and moving it to Wyoming, but that a final decision will not be made until an examination of the company's long-term options at Spruce Fork are completed. Additional equipment will be moved to various Arch mines around the U.S. as those mines require additions or replacements. All of Arch's sales obligations will be met from other Arch locations.

     Leer further commented, "We deeply regret the impact that the actions of the plaintiffs and the court will have on our employees and the citizens of Logan County and the surrounding area. Throughout the turbulence of the past year we have taken every possible step to demonstrate our compliance with the law. All relevant Federal agencies, including EPA and the Corps of Engineers, as well as the West Virginia Department of Environmental Protection concluded that our permit application fully complied with all applicable law. In fact, the West Virginia DEP testified that our application was one of the most detailed and well engineered applications ever submitted. Unfortunately the plaintiffs have constantly refused to accept our efforts. We can only conclude that they simply do not want to see surface coal mining -- and, quite likely, any mining whatsoever -- occur in West Virginia. The prohibition of surface mining would almost certainly 'plunge the state into economic depression,' to quote the Governor's task force on mountaintop mining."

     During 1998, Dal-Tex accounted for 6.7% of Arch's revenues and the mine's operating losses reduced Arch's operating profits by 6.8%. Arch Coal is the nation's second largest coal producer, with subsidiary operations in West Virginia, Kentucky, Virginia, Illinois, Wyoming, Colorado and Utah. Through these operations, Arch Coal provides the fuel for approximately 6% of the electricity generated in the United States.